                                                                  Exhibit 10.296

     Inland Inc.
     2901 Butterfield Road                                  200 Waymont Court          1955 Lake Park Drive
     Oak Brook, IL 60523       501 Manatee Ave, West        Suite 126, Unit 10         Suite 300
     630-218-4948 Fax: 4935    Holmes Beach, FL 34217       Lake Mary, FL 32746        Smyrna, GA 30080
     www.inlandgroup.com       941-779-1000 Fax: 2000       407-688-6540 Fax: 6543     678-996-2131 Fax: 2140

                                                               March _____, 2004

RED BOARDWALK, LLC,
a Missouri limited liability company
4717 Central
Kansas City, Missouri 64112

                         Re:   THE SHOPS AT BOARDWALK
                               KANSAS CITY, MISSOURI
Dear Mr. Lowe:

     This letter agreement is intended to contractually bind the parties to its terms. INLAND REAL ESTATE ACQUISITIONS, INC., a __________ corporation ("PURCHASER" or "BUYER") agrees to purchase and RED BOARDWALK, LLC, a Missouri limited liability company and REDBARRY, L.L.C., a Missouri limited liability company (together, "SELLER") agrees to sell the Shops at Boardwalk Shopping Center ("SHOPPING CENTER") with 122,814 net rentable square feet, situated on approximately 14.53 acres of land, located in Kansas City, Missouri.

     1. The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property. The parties shall consummate this transaction on the following basis:

     2. The total purchase price shall be $36,642,049.00 all cash, plus or minus prorations, WITH NO MORTGAGE CONTINGENCIES, to be paid at CLOSING as hereinafter defined. Purchaser and Seller shall agreed upon the allocation of the purchase price between land, building and depreciable improvements prior to closing.

     3. The Contract shall provide that the Purchaser, in order to secure the performance of Purchaser under the terms and provisions of the Contract shall deliver to Escrow Agent, within one (1) business day following full execution of this Agreement or contemporaneously with the execution of Agreement by Purchaser, an earnest money deposit (the "EARNEST MONEY DEPOSIT") in the amount of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) which shall be refundable only upon a failure of a condition to this Agreement provided in writing to Seller within thirty (30) days of full execution (the "DUE DILIGENCE PERIOD") or the default of Seller.

     4. Seller represents and warrants the following as to the above referenced property (to the best of the Seller's knowledge). All warranties shall survive for a period of one year after the Closing.

          4.1. The property is leased to the tenants described on Exhibit A on triple net leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

          4.2. Seller warrants and represents (to the best of the Seller's knowledge), that the property is free of violations, and the interior and exterior structures are in a good state

THE SHOPS AT BOARDWALK - KANSAS CITY, MO                                  PAGE 2

          of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend the lease (other than as set forth in the leases), nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

          4.3. Seller warrants and represents (to the best of the Seller's knowledge), that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a prorata basis subject to certain CAM caps, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building.

          4.4. Prior to closing, Seller shall not enter into or extend any agreements except commercially reasonable lease agreements in accordance with Section 14.3 without Purchaser's approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the property shall be completed by Seller prior to closing.

          4.5. Seller warrants and represents that he has paid all unemployment taxes to date.

          4.6. Purchaser acknowledges and agrees that except for the specific warranties and representations specifically set forth in this Agreement, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, except as specifically provided in this Agreement, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person. Purchaser further acknowledges and agrees that except as provided in this Agreement, to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an "AS IS" condition and basis with all faults.

     5. It is understood that the Seller shall be liable and responsible, at its sole cost and expense, to complete the construction of the 122,814 square foot Shopping Center and all of the land in accordance with paragraph 14. Seller shall be responsible for obtaining any remaining occupancy permits which shall be issued by the City of Kansas City, Missouri and/or any required governmental agencies for the shopping center. Seller shall indemnify and warrants and represents to Purchaser that Purchaser shall have no obligation whatsoever regarding the construction of the above shopping center or placing tenants into the rentable rental spaces.

          5.1. Any and all tenants and guarantors shall acknowledge in writing that they shall look solely to the Seller, but not to the Purchaser and titleholder, for anything regarding the construction or improvements of the above-referenced shopping center.

          5.2. Said construction shall have been completed in total in accordance with all the plans and specifications as accepted by the City of Kansas City, Missouri for the shopping center. Completion shall be deemed to have occurred after the Seller delivers to Purchaser a final unconditional certificate of occupancy (the "COO") (or a temporary occupancy permit which evidences that the failure to obtain the COO is a result of a tenant's obligation and the tenant is obligated to and is paying rent), for each of the buildings and a certificate for the property signed by the independent project architect and independent engineer that the construction of the shopping center has been fully

THE SHOPS AT BOARDWALK - KANSAS CITY, MO                                  PAGE 3

          completed in accordance with the plans and specifications as agreed to by the City of Kansas City, Missouri, and all applicable governmental rules, ordinances, regulations and requirements have been satisfied, and each and every tenant, guarantor or subtenant shall accept their space "as is" and take total possession, opens for business and commences full rental payments. Seller shall be solely liable for any and all "punch list" and warranty items requested by any tenant at the property and shall also be liable for construction "call-backs".

          5.3. Seller shall indemnify and guarantee to absolutely pay any costs whatsoever to complete the remaining construction (if any) of the above shopping center, including any costs whatsoever needed to place each of the tenants into their agreed spaces according to each tenant's lease, which leases shall be subject to Purchaser's reasonable approval in the event said leases to not meet proforma rents.

     6. Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from not less than 100% of all tenants, guarantors listed as A-Tenants on the Attached Exhibit A and 85% of all tenants listed as B tenants on the attached Exhibit A and with Wal-Mart and Lowe's as to reciprocal and/or operating easement agreements, if applicable. In the event Seller is unable to deliver an estoppel after reasonable efforts. Seller may certify the validity of the items in the estoppel. The parties will attach as Exhibit B the form of such estoppel within 5 working days. The parties acknowledge that the Lessees may provide form estoppels and if they do so, said form estoppel shall be adequate for the purposes of this paragraph.

     7. Seller is responsible for payment of any LEASING BROKERAGE FEES or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

     8. This Agreement is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage reasonably acceptable to Purchaser for the closing.

     9. Seller shall supply to Purchaser 10 days prior to closing, and Seller shall pay for at closing, a certificate which must be acceptable to Purchaser from an environmental engineer for environmental concerns that there is no asbestos, PCBs, or hazardous substance in the buildings and on the property; in other words, a Level 1 environmental audit (and Level 2 audit, if required).

     10. The above sale of the real estate shall be consummated by conveyance of a full warranty deed from Seller to Purchaser's designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow agent.

     11. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, on or before April 15, 2004, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances. An ALTA form B owner's title policy with complete extended coverage and required endorsements, waiving off all new construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued. All warranties and representations being true now and at closing and surviving the closing for a period of one year, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based (at Purchaser's option) on the greater of 100% of the most recent bill or latest assessment, or the estimated assessments for 2003 and 2004 using the Assessor's formula for these sales transactions, with a later re-proration of taxes when the actual bills are received. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents, but Seller shall have the right after Closing to collect any such delinquent rents from Tenants.

THE SHOPS AT BOARDWALK - KANSAS CITY, MO                                  PAGE 4

     12. Neither Seller (Landlord) or any tenant and guarantor shall be in default on any lease or agreement at closing (provided however that in the event a tenant shall be in default, Seller may treat the leasehold as "VACANT SPACE" as hereinafter defined,) nor is there any threatened or pending litigation.

     13. Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property (Contractor Warranties). This Agreement is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future. Seller shall deliver the Contractor Warranties on or before the end of the Due Diligence Period. Purchaser may object for ten days after receipt thereof or such Contractor Warranties shall be deemed accepted.

     14. This Agreement is subject to the property being 80% occupied at the time of closing, with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit A attached provided however, in the event the property is less than 95% occupied, than at the Closing Seller shall deposit with Buyer a letter of credit from a bank reasonably acceptable to Buyer (the "Letter of Credit") in an amount equal to TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) which shall incorporate self effectuating terms as follows:

          14.1. The Seller shall have 36 months following the Closing to cause cancellation of all or any portion of the Letter of Credit as hereinafter detailed, provided Seller is successful in the leasing of the Vacant Space as detailed in the attached Exhibit A and each tenant shall have accepted their space and taken possession, and has commenced full rental payments, including CAM, taxes and insurance ("Rent") on a prorata basis. In the event that either (i) Seller has not received an executed lease for the Vacant Space at the end of the thirty six month period, or (ii) Seller fails to appropriately renew the Letter of Credit in accordance with its terms, Buyer may draw on the letter of credit.

               14.1.1. Seller may cause a reduction of the Letter of Credit and replacement thereof in the amount of $500,000.00 ("FIRST PARTIAL LETTER OF CREDIT REDUCTION") upon delivery to Buyer of the previous month's operating statement indicating gross Rent at $2,612,010 when annualized.

               14.1.2. Seller may cause a reduction of the Letter of Credit and replacement thereof in the amount of $500,000.00 ("SECOND PARTIAL LETTER OF CREDIT REDUCTION") upon delivery to Buyer of the previous month's operating statement indicating gross Rent at $2,649,710 when annualized

               14.1.3. Seller may cause a reduction of the Letter of Credit and replacement thereof in the amount of $500,000.00 ("THIRD PARTIAL LETTER OF CREDIT REDUCTION") upon delivery to Buyer of the previous month's operating statement indicating gross Rent at $2,687,410 when annualized.

               14.1.4. Seller may cause a reduction of the Letter of Credit and replacement thereof in the amount of $500,000.00 ("FOURTH PARTIAL LETTER OF CREDIT REDUCTION") upon delivery to Buyer of the previous month's operating statement indicating gross Rent at $2,725,110 when annualized.

               14.1.5. Seller may cause the cancellation of the Letter of Credit ("LAST LETTER OF CREDIT REDUCTION") upon delivery to Buyer of the previous month's operating statement indicating gross Rent at $2,763,000 when annualized

THE SHOPS AT BOARDWALK - KANSAS CITY, MO                                  PAGE 5

          14.2. Purchaser and Seller agree to close this transaction, provided that 80% of the net leasable area of the Shopping Center has been leased to tenants with fully executed leases. However, Purchaser shall have the right to draw against the Letter of Credit on a monthly basis in an amount equal to the Proforma Rent as if the Building was 95% leased as shown on Exhibit A, less the actual Rent paid during the period. Thus as an example only, if Proforma Rent were $95 and actual rent were $80 for the previous then Buyer may draw $15.00 from the Letter of Credit for the month. If another lease is executed and begins paying Rent and thus actual Rent is $87 for the next succeeding month, then Buyer may draw $8 and so on, until the letter of credit has been depleted. Notwithstanding the foregoing, Rents for leases for vacant spaces to be executed by Seller shall not be less than those Rents shown on the attached Exhibit A without the express written consent of Buyer.

          14.3. It shall be Seller's responsibility and sole cost and expense for leasing out and paying all costs related to placing the tenants into their leasable space. Seller shall be responsible on a monthly basis for all CAM, tax and insurance after the Closing on a prorata basis for the space that is part of the Vacant Space until such time as the Seller perfects the income for said space, but in no event, following 36 months following the closing.

          14.4. At the Closing, Seller shall escrow an amount equal to $15.00 per square foot for tenant improvements and $3.00 per square foot for leasing commissions, times square feet of the remaining Vacant Space (the "TI ESCROW"). The TI Escrow shall be reduced by the Seller on a prorata basis as it continues to lease. However, with regards to any vacant space never leased, the balance of the tenant improvements and leasing commissions shall be paid to Purchaser upon the terms of the TI Letter of Credit.

          14.5. Notwithstanding anything to the contrary, the purchase price of $36,642,049.00 is the maximum purchase price for The Shops at Boardwalk.

     15. Seller shall be responsible for payment of a real estate brokerage commission, as per their agreement, to Block & Company. Said commission shall be paid through the closing escrow.

     16. Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

     17. Seller agrees that prior to leasing it shall put all vacant spaces into rentable condition and ready for a new tenant to occupy immediately in accordance with all applicable laws, codes, etc., including all requirements for a certificate of occupancy for said space.

     18. Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the property.

     19. In the event that Seller fails to consummate the transactions contemplated herein for any reason, except Purchaser's default or the failure of any of the conditions to Seller's obligations set forth herein to be satisfied, Purchaser may only either (I) enforce specific performance of this

THE SHOPS AT BOARDWALK - KANSAS CITY, MO                                  PAGE 6

Agreement or (II) terminate this Agreement and receive a return of its Earnest Money Deposit with neither party having any further obligation to the other. In the event Purchaser fails to consummate the transaction contemplated herein for any reason, except default by Seller or should a Purchaser's Condition set forth in this Agreement not be satisfied, Seller shall be entitled to (i) retain the Earnest Money Deposit as liquidated damages, which shall be and become the property of Seller, such sum(s) being agreed upon as damages for the failure of Purchaser to perform the duties, liabilities, and obligations imposed upon it by the terms and provisions of this Agreement Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any matter arising under this Agreement or to recover damages for the breach of this Agreement, the losing party in any final judgment agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys' fees, expended or incurred by it in connection therewith.

     20. This Agreement is conditioned upon the Purchaser's review and written approval within the Due Diligence Period of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering. In the event Purchaser does not provide either approval or disapproval during the Due Diligence period, Purchaser's right to review and object shall be deemed waived.

   This Agreement executed the dates below written.

               The remainder of this page left intentionally blank

THE SHOPS AT BOARDWALK - KANSAS CITY, MO                                  PAGE 7

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Sale as of the day and year first above written, which shall be the latest date that either party executes said Agreement, as indicated below.

ACCEPTED:             PURCHASER:

                           INLAND REAL ESTATE ACQUISITIONS, INC.,
                           an Illinois corporation (or nominee)


                           By:  /s/ Lou Quilici
                              ----------------------------------
                                Lou Quilici, its Senior Vice President
                                                 ---------------------
                           Date executed: March 9 2004
                                         -------------


                      SELLER:

                           RED BOARDWALK, LLC and REDBARRY, L.L.C., each a Missouri limited liability company

                           By:  RED BOARDWALK, LLC,
                                a Missouri limited liability company

                                      By:  R.E.D. BARRY NORTH, L.L.C.,
                                           a Missouri limited liability company,
                                           MANAGER


                                           By:   /s/ Daniel H. Lowe
                                              ---------------------------
                                                 Daniel H. Lowe,
                                                 Authorized Signatory

                           Date executed:   3.9.04
                                         ----------------------------

THE SHOPS AT BOARDWALK - KANSAS CITY, MO                                  PAGE 8

                                   EXHIBIT A-
                                  THE SHOPS AT
                             BOARDWALK KANSAS CITY,
                                       MO

                                                        ANNUAL       RENT PER SQ.
             TENANTS                        S.F.       BASE RENT     FOOT            LEASE COMMENCEMENT DATE
-------------------------------------------------------------------------------------------------------------
    SUPER WALMART(NI)
    LOWES (NI)

A   BORDERS BOOKS                          19,000      265,050.00    $ 13.95                August-03
A   RED STAR TAVERN                         7,200      208,800.00    $ 29.00                 Sept 03
A   HALLMARK                                3,484       73,164.00    $ 21.00                NEW LEASE
A   KIRKLANDS                               4,915      108,130.00    $ 22.00                October 03
A   CHICOS                                  2,735       68,375.00    $ 25.00                 July-03
A   TALBOTS                                 4,501      117,026.00    $ 26.00                 July 03
A   AVAILABLE                               5,384      129,216.00    $ 24.00                NEW LEASE
A   J JILL                                  4,040      121,200.00    $ 30.00                 July-03
A   COLDWATER CREEK                         4,620      110,880.00    $ 24.00                 June-03
A   GENGHIS KAHN (Ex-Lease)                 4,421       88,420.00    $ 20.00                NEW LEASE
A   JOS A BANKS                             4,200       92,400.00    $ 22.00                 July-03
A   CHRISTOPHER & BANKS                     3,500       91,000.00    $ 26.00                August-03
A   PLANET SUB                              3,147       84,969.00    $ 27.00                 July-03
B   NOGGIN NOODLE                           2,390       62,140.00    $ 26.00               November-03
B   SELECT COMFORT                          2,158       64,740.00    $ 30.00                October-03
A   ARCHIVERS                               5,957      119,140.00    $ 20.00               February-04
A   DRESS BARN (LOI out for signature)      7,125      156,750.00    $ 22.00                NEW LEASE
B   CLAIRES                                 1,200       36,000.00    $ 30.00                August-03
B   YANKEE CANDLE                           2,000       50,000.00    $ 25.00                 July-03
A   2ND SWING (LOI out)                     3,244       84,344.00    $ 26.00                NEW LEASE
A   MAURICES                                3,781       90,744.00    $ 24.00                August 08
B   NEXTEL                                  2,004       54,108.00    $ 27.00                  May-03
B   ELECTRONIC BOTIQUE                      2,195       60,582.00    $ 27.60                 July-03
    CHIPOLTE                                2,801       78,428.00    $ 28.00                 July-03
A   TRADE SECRETS                           3,099       92,970.00    $ 30.00                NEW LEASE
A   PAYLESS SHOES (LOI out)                 3,294       88,938,00    $ 27.00                NEW LEASE
B   MIMI MATERNITY (LOI out)                2,400       69,600.00    $ 29.00                NEW LEASE
B   RITZ CAMERA (LOI out)                   2,657       79,710.00    $ 30.00                NEW LEASE
    AVAILABLE                               5,362      128,688.00    $ 24.00
          TOTALS                          122,814    2,875,512.00

THE SHOPS AT BOARDWALK - KANSAS CITY, MO                                  PAGE 9

                                    EXHIBIT B

                                FORM OF ESTOPPEL